                                                                    EXHIBIT 23.2


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to the Registration Statement of Valley Forge Scientific Corp. on Form S-4 (No. 333-125521) of our report on the consolidated financial statements of Synergetics, Inc. and Subsidiaries, dated May 23, 2005, relating to the consolidated balance sheet of Synergetics, Inc. and Subsidiaries as of July 31, 2004, and the related consolidated statements of income, stockholders' equity, and cash flows for the year then ended, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the captions "Experts" in such Prospectus.

                                             /s/ MCGLADREY & PULLEN, LLP

Peoria, Illinois
August 5, 2005